EXHIBIT 99.1

Repros Updates Guidance for Top Line Results From First Pivotal Androxal(R) Study to Q3 2013

  Timing for NDA submission still planned for mid-2014
  Conference call at 8 AM ET on Monday, January 28, 2013

THE WOODLANDS, Texas, Jan. 28, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today provided a revised date for expected clinical results from the first pivotal study, ZA-301, of Androxal® in the treatment of secondary hypogonadism. The Company now plans to provide the data in Q3 2013 instead of Q2 2013.

During the ongoing review of the data it was determined that one site's patient population was markedly different from the other 16 sites from the standpoint of baseline sperm counts. The site in question had enrolled 40 subjects into the 151 subject trial. Though the subjects at the site meet the strict entry criteria for the trial, the clear difference from the other sites begs the question of whether or not this site represents the general population to be treated or is, in fact, a special population. To that end, the Company felt it would be prudent to remove the site from the efficacy studies and replace the subjects with those enrolled at other sites. Preliminary blinded analysis of reported subjects from the identified site indicates these subjects have responded as well or better than the other sites from the standpoints of improved testosterone and maintenance of sperm concentration.

Fortunately, the Company is enrolling subjects into the identical pivotal trial ZA-302. The current plan, pending regulatory approval, is to move already enrolled subjects from sites in ZA-302 to ZA-301 to make up the shortfall. Since many of these subjects have recently been enrolled, it will extend the time before the data base from the first study can be locked and analyzed. The Company believes it can have the data available for top line release in Q3 of this year.

The Company is attempting to schedule a meeting with the FDA to advise the Agency of Repros' plan. Repros believes this outcome will not affect the timing of the NDA submission currently targeted for mid-2014.

Conference Call Details:

Time: Monday, January 28, 2013 – 8AM Eastern
Participant Dial In Number: 877-407-0782
International callers: 201-689-8567
Participant Title: Repros Therapeutics

Teleconference Replay will be available until February 4, 2013.

Replay Number: 877-660-6853, Conference ID#: 408375

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931